Exhibit 5.3

[Letterhead of Sullivan & Cromwell LLP]

February 13, 2013

Ministère des Finances et de l’Économie,

12 rue Saint-Louis,

Québec, Québec,

Canada G1R 5L3.

Dear Sirs:

As special United States tax counsel to Québec in connection with the sale by Québec of its U.S.$1,250,000,000 2.625% Global Notes Series QM due February 13, 2023 (the “Notes”), we hereby confirm to you our advice as set forth under the heading “Tax Matters - - United States Taxation” in the Prospectus Supplement dated February 6, 2013 to the Prospectus dated December 18, 2012, relating to the Notes,

Ministère des Finances et de l’Économie	-2-

subject to the limitations noted therein, and we consent to the filing of this letter as an exhibit to the amendment to Form 18-K to be filed by Québec.

By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP